FNF Reports Fourth Quarter and Full Year 2023 Financial Results

Jacksonville, Fla. – (February 21, 2024) - Fidelity National Financial, Inc. (NYSE:FNF) (“FNF” or the “Company”), a leading provider of title insurance and transaction services to the real estate and mortgage industries and a leading provider of insurance solutions serving retail annuity and life customers and institutional clients through its majority-owned, publicly traded subsidiary F&G Annuities & Life, Inc. (NYSE:FG) (“F&G”), today reported financial results for the fourth quarter and twelve months (full year) ended December 31, 2023.

Net loss attributable to common shareholders for the fourth quarter of $69 million, or $0.25 per diluted share (per share), compared to $5 million, or $0.02 per share, for the fourth quarter of 2022. Full year net earnings attributable to common shareholders of $517 million, or $1.91 per share, compared to $1.3 billion, or $4.67 per share, for the year ended December 31, 2022. Net earnings attributable to common shareholders include mark-to-market effects and non-recurring items; all of which are excluded from adjusted net earnings attributable to common shareholders.

Adjusted net earnings attributable to common shareholders (adjusted net earnings) for the fourth quarter of $204 million, or $0.75 per share, compared to $274 million, or $1.01 per share, for the fourth quarter of 2022. Full year adjusted net earnings of $962 million, or $3.55 per share, compared to $1.5 billion, or $5.38 per share, for the year ended December 31, 2022.
•The Title Segment contributed $174 million and $760 million for the fourth quarter and full year 2023, respectively, compared to $180 million and $1.2 billion for the fourth quarter and full year 2022, respectively
•The F&G Segment contributed $64 million and $285 million for the fourth quarter and full year 2023, respectively, compared to $119 million and $342 million for the fourth quarter and full year 2022, respectively
•The Corporate Segment had adjusted net losses of $34 million and $83 million for the fourth quarter and full year 2023, respectively, compared to adjusted net losses of $25 million and $83 million for the fourth quarter and full year of 2022
•The full year results reflect Title’s considerable decline in volumes as compared to the prior year given higher mortgage rates. F&G’s adjusted net earnings include alternative investment returns below our long-term expectations of $0.11 and $0.48 for the fourth quarter and full year 2023, respectively, as compared to $0.25 and $0.77 for the fourth quarter and full year 2022, respectively. In addition, F&G’s adjusted net earnings include significant expense items of $0.06 and $0.16 for the fourth quarter and full year 2023, respectively, as compared to significant income items of $0.20 and $0.35 for the fourth quarter and full year 2022, respectively. Please see “Segment Financial Results” for F&G under “Non-GAAP Measures and Other Information” for further explanation

Company Highlights

•Solid Title Revenue Despite Current Environment: For the Title Segment, total revenue of $1.7 billion and $7.0 billion for the quarter and full year, respectively, a 7% decrease from $1.9 billion in the fourth quarter of 2022, and a 23% decrease from $9.1 billion in full year 2022. Total revenue, excluding recognized gains and losses, of $1.7 billion for the fourth quarter, a 9% decrease from $1.8 billion in the fourth quarter of 2022, and $7.0 billion for the full year, a 26% decrease from full year 2022
•Record F&G Segment gross sales and record assets under management: For the F&G Segment, gross sales of $4.1 billion for the fourth quarter, a 52% increase from the fourth quarter of 2022. Gross sales of $13.2 billion for the full year, a 17% increase from full year 2022. F&G achieved record assets under management (AUM) of $49.5 billion as of December 31, 2023
•Ample deployable capital in a challenging market: FNF paid common dividends of $0.48 per share for $133 million and ended the fourth quarter with $886 million in cash and short-term liquid investments at the holding company. As announced last week, the board of directors has declared a quarterly cash dividend of $0.48 per share, payable March 29, 2024, to shareholders of record as of March 15, 2024

William P. Foley, II, Chairman, commented, “Our fourth quarter and full year results clearly demonstrate both the strength of our business combined with our durable competitive advantage in the market that continues to grow. This can be seen in our Title business which delivered an industry leading adjusted pre-tax title margin of 13.7% for the full year in what has been the most challenging mortgage market in more than three decades. Additionally, F&G achieved record assets under management of $49.5 billion, rising 14% as compared to year end 2022, and significantly outpacing our expectations. F&G now comprises 30% of FNF’s annual adjusted net earnings, which provides an important counter cyclical earnings stream with strong growth tailwinds supported by F&G’s recent ratings upgrades from both Moody’s and AM Best.”

Mr. Foley continued, “In light of F&G’s success, we made the decision to invest $250 million given their many opportunities to grow and expand their business. This capital will allow F&G to accelerate their retained asset growth. We also deployed $300 million across more than ten acquisitions as we opportunistically expand our Title business through the downturn. Looking forward, we will continue to pursue a balanced capital allocation strategy focused on growing our business through attractive acquisitions while maintaining a steady return of capital to our shareholders.”

Summary Financial Results

(In millions, except per share data)	Three Months Ended		Twelve Months Ended
	December 31, 2023	December 31, 2022	2023	2022
Total revenue	$3,432	$2,557	$11,752	$11,565
F&G total gross sales[1]	$4,083	$2,719	$13,153	$11,254
F&G assets under management[1]	$49,453	$43,568	$49,453	$43,568
Total assets	$80,614	$65,143	$80,614	$65,143
Adjusted pre-tax title margin	11.8%	12.3%	13.7%	16.7%
Net earnings attributable to common shareholders	$(69)	$(5)	$517	$1,294
Net earnings per share attributable to common shareholders	$(0.25)	$(0.02)	$1.91	$4.67
Adjusted net earnings[1]	$204	$274	$962	$1,489
Adjusted net earnings per share[1]	$0.75	$1.01	$3.55	$5.38
Weighted average common diluted shares	272	271	271	277
Total common shares outstanding	273	272	273	272

1 See definition of non-GAAP measures below

Segment Financial Results

Title Segment
This segment consists of the operations of the Company’s title insurance underwriters and related businesses, which provide core title insurance and escrow and other title-related services including loan sub-servicing, valuations, default services, and home warranty products.

Mike Nolan, Chief Executive Officer, said, “Over the past year we have demonstrated our capability to closely manage our expenses as mortgage volumes have continued to decline as a result of the persistent rise in mortgage rates. A clear benefit of our financial strength, scale, and profitability is our ability to strategically build and expand our Title business by investing in technology, recruiting talent and making acquisitions, which we have continued to do while maintaining our industry leading margins.”

Mr. Nolan added, “Looking ahead, we are well positioned for the current market and poised to benefit from the eventual turn in the housing market. Importantly, we remain optimistic on the longer-term fundamentals of the housing market given the favorable demographic trends that continue to build in the U.S.”

Fourth Quarter 2023 Highlights

•Total revenue of $1.7 billion, compared with $1.9 billion in the fourth quarter of 2022
•Total revenue, excluding recognized gains and losses, of $1.7 billion, a 9% decrease from fourth quarter of 2022
◦Direct title premiums of $489 million, a 10% decrease from fourth quarter of 2022
◦Agency title premiums of $619 million, a 13% decrease from fourth quarter of 2022
◦Commercial revenue of $294 million, a 15% decrease from fourth quarter of 2022
•Purchase orders opened increased 1% on a daily basis and purchase orders closed decreased 7% on a daily basis from the fourth quarter of 2022
•Refinance orders opened decreased 11% on a daily basis and refinance orders closed decreased 23% on a daily basis from fourth quarter of 2022
•Commercial orders opened decreased 3% and commercial orders closed decreased 14% from fourth quarter of 2022
•Total fee per file of $3,806 for the fourth quarter, a 4% increase over the fourth quarter of 2022

Fourth Quarter 2023 Financial Results

•Pre-tax title margin of 14.0% and industry leading adjusted pre-tax title margin of 11.8% for the fourth quarter of 2023, compared to 12.7% and 12.3%, respectively, in the fourth quarter of 2022. The Company's cyber security incident negatively impacted adjusted pre-tax title margin in the fourth quarter of 2023 by approximately 0.5%; excluding this one-time item, adjusted pre-tax title margin for the fourth quarter of 2023 was in line with the prior year quarter
•Pre-tax earnings from continuing operations in Title for the fourth quarter of $245 million, compared with $239 million for the fourth quarter of 2022
•Adjusted pre-tax earnings in Title for the fourth quarter of $198 million compared with $227 million for the fourth quarter of 2022. The decrease from the prior year quarter was primarily a result of the considerable decline in residential and commercial volumes due to higher mortgage rates

Full year 2023 Financial Results

•Total revenue, excluding recognized gains and losses, of $7.0 billion for the full year, a 26% decrease from $9.5 billion for the full year 2022

Title Segment (continued)

•Pre-tax title margin of 12.5% and adjusted pre-tax title margin of 13.7% for the full year, compared to 12.0% and 16.7% for the full year 2022, respectively; reflects the Company’s noteworthy execution to manage the business despite market conditions in the current economic cycle
•Pre-tax earnings from continuing operations in Title for the full year of $883 million compared to $1.1 billion for the full year 2022
•Adjusted pre-tax earnings in Title for the full year of $964 million compared to $1.6 billion for the full year 2022. The decrease from the prior year was primarily a result of historical low volumes due to higher mortgage rates, partially offset by higher average fee per file and healthy volume of commercial orders closed for the full year

F&G Segment
This segment consists of operations of FNF’s majority-owned subsidiary F&G, a leading provider of insurance solutions serving retail annuity and life customers and funding agreement and pension risk transfer institutional clients.

Chris Blunt, President and Chief Executive Officer, commented, “I could not be more proud of our accomplishments over the last year highlighted by record gross sales of more than $13 billion and record AUM of $49.5 billion, the expansion of our flow reinsurance partners which provides diversification and return upside, the strong performance of our investment portfolio combined with an improved yield, and the successful execution of our owned distribution strategy, under which we have now closed on approximately $500 million of acquisitions.”

Mr. Blunt continued, “Looking at our fourth quarter results in more detail, they were impacted by the interest rate volatility that the annuities industry experienced as rates fell dramatically through the end of the year. We are able to actively manage our new business and inforce to maintain pricing targets over time in varying rate environments, however, there can be short-term timing lags between precipitous rate movements and dynamic pricing actions as we saw in the fourth quarter. Nonetheless, the economics and long-term outlook for our business remains unchanged. I remain optimistic, as we outlined in our recent Investor Day, that we can deliver double digit sales growth in 2024 supported by the launch of our RILA product earlier this month. Additionally, the drivers to continued margin expansion remain firmly in place as we effectively manage our operating expenses, benefit from enhanced investment margin opportunities and grow the earnings power of F&G. Lastly, we are well positioned to continue to execute on our owned distribution strategy, which will generate a higher value earnings stream over time. Our business remains very well positioned for the future as we enter 2024.”

Fourth Quarter 2023

•Record gross sales: Gross sales of $4.1 billion for the fourth quarter, an increase of 52% from $2.7 billion in the fourth quarter of 2022, driven by record retail channel sales and strong institutional market sales
•Record profitable Retail channel sales of $3.0 billion for the fourth quarter, a 20% increase from $2.5 billion in the fourth quarter of 2022, driven by robust multiyear guaranteed annuity sales in the higher rate environment
•Strong Institutional market sales of $1.1 billion, compared to $0.2 billion of pension risk transfer in the fourth quarter of 2022, driven by higher pension risk transfer and FHLB funding agreement sales
•Net sales of $2.5 billion for the fourth quarter, compared to $1.9 billion in the fourth quarter of 2022
•Record assets under management (AUM) of $49.5 billion as of December 31, 2023, an increase of 14% from $43.6 billion as of December 31, 2022, driven by net new business flows, stable inforce retention and net debt proceeds over the past twelve months. AUM before flow reinsurance was $56.3 billion as of December 31, 2023
•Net loss attributable to common shareholders for F&G Segment of $251 million for the fourth quarter due to unfavorable mark-to-market movement, compared to a net loss of $172 million for the fourth quarter of 2022 which included unfavorable mark-to-market movement
•Adjusted net earnings for F&G Segment of $64 million for the fourth quarter, compared to $119 million for the fourth quarter of 2022. F&G’s adjusted net earnings reflect alternatives investment portfolio short-term mark-to-market movement that differs from long-term return expectation. As compared to the prior year, the adjusted net earnings decrease reflects modest product margin expansion, due to the inherent timing lag between the precipitous decline in rates and our pricing actions in the fourth quarter of 2023, and accretive flow reinsurance fees, which were more than offset by higher interest expense due to planned capital market activity. The fourth quarter of 2023 includes short term investment income from alternative investments and $16 million of significant expense items, whereas the fourth quarter of 2022 included short term investment income from alternative investments and $55 million of significant income items. Please see “Segment Financial Results” for F&G under “Non-GAAP Measures and Other Information” for further explanation.

F&G Segment (continued)

Full Year 2023

•Record gross sales: Gross sales of $13.2 billion for the full year, an increase of 17% from $11.3 billion for the full year 2022, driven by record retail channel sales and robust institutional market sales
•Record profitable Retail channel sales of $10.0 billion for the full year, an 18% increase from $8.5 billion for the full year 2022, driven by growth across our agent, bank and broker dealer channels
•Robust Institutional market sales of $3.2 billion, comprised of $2.0 billion pension risk transfer and $1.2 billion funding agreements, compared to $2.8 billion for the full year 2022, comprised of $1.4 billion pension risk transfer and $1.4 billion funding agreements
•Record net sales of $9.2 billion for the full year, compared to $9.0 billion for the full year 2022
•Record assets under management (AUM) of $49.5 billion as of December 31, 2023, an increase of 14% from $43.6 billion as of December 31, 2022, driven by net new business flows, stable inforce retention and net debt proceeds over the past twelve months. AUM before flow reinsurance was $56.3 billion as of December 31, 2023
•Net loss attributable to common shareholders for F&G Segment for the full year of $46 million due to unfavorable mark-to-market movement, compared to net earnings of $639 million for the full year 2022 which included favorable mark-to-market movement
•Adjusted net earnings for F&G Segment for the full year of $285 million, compared to $342 million for the full year 2022. F&G’s adjusted net earnings reflect alternatives investment portfolio short-term mark-to-market movement that differs from long-term return expectation. As compared to the prior year, adjusted net earnings reflect asset growth, product margin expansion and earnings from accretive flow reinsurance. In addition, the full year 2023 includes short term investment income from alternative investments and $43 million of significant expense items, whereas the full year 2022 included short term investment income from alternative investments and $96 million of significant income items. Please see “Segment Financial Results” for F&G under “Non-GAAP Measures and Other Information” for further explanation

Conference Call
We will host a call with investors and analysts to discuss FNF’s fourth quarter and full year 2023 results on Thursday, February 22, 2024, beginning at 11:00 a.m. Eastern Time. A live webcast of the conference call will be available on the Events and Multimedia page of the FNF Investor Relations website at fnf.com. The conference call replay will be available via webcast through the FNF Investor Relations website at fnf.com. The telephone replay will be available from 3:00 p.m. Eastern Time on February 22, 2024, through February 29, 2024, by dialing 1-844-512-2921 (USA) or 1-412-317-6671 (International). The access code will be 13743446.

About Fidelity National Financial, Inc.
Fidelity National Financial, Inc. (NYSE: FNF) is a leading provider of title insurance and transaction services to the real estate and mortgage industries. FNF is the nation’s largest title insurance company through its title insurance underwriters - Fidelity National Title, Chicago Title, Commonwealth Land Title, Alamo Title and National Title of New York - that collectively issue more title insurance policies than any other title company in the United States. More information about FNF can be found at fnf.com.

About F&G
F&G is part of the FNF family of companies. F&G is committed to helping Americans turn their aspirations into reality. F&G is a leading provider of insurance solutions serving retail annuity and life customers and institutional clients and is headquartered in Des Moines, Iowa. For more information, please visit fglife.com.

Use of Non-GAAP Financial Information
Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, this earnings release includes non-GAAP financial measures, which the Company believes are useful to help investors better understand its financial performance, competitive position and prospects for the future. These non-GAAP measures include adjusted net earnings per share, adjusted pre-tax title earnings, adjusted pre-tax title earnings as a percentage of adjusted title revenue (adjusted pre-tax title margin), adjusted net earnings attributable to common shareholders (adjusted net earnings), assets under management (AUM), average assets under management (AAUM) and sales.

Management believes these non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Our non-GAAP measures may not be comparable to similarly titled measures of other organizations because other organizations may not calculate such non-GAAP measures in the same manner as we do.

The presentation of this financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. By disclosing these non-GAAP financial measures, FNF believes it offers investors a greater understanding of, and an enhanced level of transparency into, the means by which the Company’s management operates the Company.

Any non-GAAP measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP net earnings, net earnings attributable to common shareholders, net earnings per share, or any other measures derived in accordance with GAAP as measures of operating performance or liquidity. Further, FNF's non-GAAP measures may be calculated differently from similarly titled measures of other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are provided below.

Forward-Looking Statements and Risk Factors
This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding our expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management's beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: changes in general economic, business, political and COVID-19 conditions, including changes in the financial markets; weakness or adverse changes in the level of real estate activity, which may be caused by, among other things, high or increasing interest rates, a limited supply of mortgage funding or a weak U. S. economy; our potential inability to find suitable acquisition candidates; our dependence on distributions from our title insurance underwriters as a main source of cash flow; significant competition that F&G and our operating subsidiaries face; compliance with extensive government regulation of our operating subsidiaries; and other risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of FNF's Form 10-K and other filings with the Securities and Exchange Commission (SEC).
FNF-E

SOURCE: Fidelity National Financial, Inc.; F&G Annuities & Life, Inc.

CONTACT:
Lisa Foxworthy-Parker
SVP of Investor & External Relations
Investors@fnf.com
515.330.3307

FIDELITY NATIONAL FINANCIAL, INC.
FOURTH QUARTER SEGMENT INFORMATION
(In millions, except per share data)
(Unaudited)

	Consolidated	Title	F&G	Corporate and Other
Three Months Ended
December 31, 2023
Direct title premiums	$489	$489	$—	$—
Agency title premiums	619	619	—	—
Escrow, title related and other fees	1,429	488	890	51
Total title and escrow	2,537	1,596	890	51

Interest and investment income	692	86	589	17
Recognized gains and losses, net	203	65	133	5
Total revenue	3,432	1,747	1,612	73

Personnel costs	742	636	65	41
Agent commissions	474	474	—	—
Other operating expenses	387	303	39	45
Benefits & other policy reserve changes	1,632	—	1,632	—
Market risk benefit (gains) losses	115	—	115	—
Depreciation and amortization	155	39	110	6
Provision for title claim losses	50	50	—	—
Interest expense	45	—	26	19
Total expenses	3,600	1,502	1,987	111

Pre-tax earnings (loss) from continuing operations	$(168)	$245	$(375)	$(38)

Income tax expense (benefit)	(53)	16	(76)	7
Earnings (loss) from equity investments	1	1	—	—
Non-controlling interests	(45)	2	(48)	1

Net earnings (loss) attributable to common shareholders	$(69)	$228	$(251)	$(46)

EPS attributable to common shareholders - basic	$(0.25)

EPS attributable to common shareholders - diluted	$(0.25)

Weighted average shares - basic	271
Weighted average shares - diluted	272

FIDELITY NATIONAL FINANCIAL, INC.
FOURTH QUARTER SEGMENT INFORMATION
(In millions, except per share data)
(Unaudited)

	Consolidated	Title	F&G	Corporate and Other
Three Months Ended
December 31, 2023
Net earnings (loss) attributable to common shareholders	$(69)	$228	$(251)	$(46)

Pre-tax earnings (loss) from continuing operations	$(168)	$245	$(375)	$(38)

Non-GAAP Adjustments
Recognized (gains) and losses, net	44	(65)	114	(5)
Market related liability adjustments	353	—	353	—
Purchase price amortization	27	18	6	3
Pension Retirement Charge	8	—	—	8
Cybersecurity incident	10	—	—	10
Transaction costs	1	—	—	1

Adjusted pre-tax earnings (loss)	$275	$198	$98	$(21)

Total non-GAAP, pre-tax adjustments	$443	$(47)	$473	$17
Income taxes on non-GAAP adjustments	(91)	12	(99)	(4)
Non-controlling interest on non-GAAP adjustments	(60)	—	(59)	(1)
Deferred tax asset valuation allowance	(19)	(19)	—	—
Total non-GAAP adjustments	$273	$(54)	$315	$12

Adjusted net earnings (loss) attributable to common shareholders	$204	$174	$64	$(34)

Adjusted EPS attributable to common shareholders - diluted	$0.75

FIDELITY NATIONAL FINANCIAL, INC.
FOURTH QUARTER SEGMENT INFORMATION
(In millions, except per share data)
(Unaudited)

	Consolidated	Title	F&G	Corporate and Other
Three Months Ended
December 31, 2022
Direct title premiums	$544	$544	$—	$—
Agency title premiums	708	708	—	—
Escrow, title related and other fees	884	508	335	41
Total title and escrow	2,136	1,760	335	41

Interest and investment income	539	89	439	11
Recognized gains and losses, net	(118)	29	(147)	—
Total revenue	2,557	1,878	627	52

Personnel costs	734	665	47	22
Agent commissions	543	543	—	—
Other operating expenses	392	337	25	30
Benefits & other policy reserve changes	730	—	730	—
Market risk benefit (gains) losses	5	—	5	—
Depreciation and amortization	130	37	86	7
Provision for title claim losses	57	57	—	—
Interest expense	26	—	6	20
Total expenses	2,617	1,639	899	79

Pre-tax earnings (loss)	$(60)	$239	$(272)	$(27)

Income tax expense (benefit)	(55)	37	(96)	4
Earnings from equity investments	(1)	(1)	—	—
Non-controlling interests	(1)	3	(4)	—

Net earnings (loss) attributable to common shareholders	$(5)	$198	$(172)	$(31)

EPS attributable to common shareholders - basic	$(0.02)

EPS attributable to common shareholders - diluted	$(0.02)

Weighted average shares - basic	270
Weighted average shares - diluted	271

FIDELITY NATIONAL FINANCIAL, INC.
FOURTH QUARTER SEGMENT INFORMATION
(In millions, except per share data)
(Unaudited)

	Consolidated	Title	F&G	Corporate and Other
Three Months Ended
December 31, 2022
Net earnings (loss) attributable to common shareholders	$(5)	$198	$(172)	$(31)

Pre-tax earnings (loss) from continuing operations	$(60)	$239	$(272)	$(27)

Non-GAAP Adjustments
Recognized (gains) and losses, net	107	(29)	136	—
Market related liability adjustments	217	—	217	—
Purchase price amortization	25	17	5	3
Transaction costs	8	—	2	6

Adjusted pre-tax earnings (loss)	$297	$227	$88	$(18)

Total non-GAAP, pre-tax adjustments	$357	$(12)	$360	$9
Income taxes on non-GAAP adjustments	(53)	3	(54)	(2)
Non-controlling interest on non-GAAP adjustments	(15)	—	(15)	—
Deferred tax asset valuation allowance	(10)	(9)	—	(1)
Total non-GAAP adjustments	$279	$(18)	$291	$6

Adjusted net earnings (loss) attributable to common shareholders	$274	$180	$119	$(25)

Adjusted EPS attributable to common shareholders - diluted	$1.01

FIDELITY NATIONAL FINANCIAL, INC.
YTD SEGMENT INFORMATION
(In millions, except per share data)
(Unaudited)

	Consolidated	Title	F&G	Corporate and Other
Twelve Months Ended
December 31, 2023
Direct title premiums	$1,982	$1,982	$—	$—
Agency title premiums	2,610	2,610	—	—
Escrow, title related and other fees	4,717	2,117	2,413	187
Total title and escrow	9,309	6,709	2,413	187

Interest and investment income	2,607	338	2,211	58
Recognized gains and losses, net	(164)	(9)	(124)	(31)
Total revenue	11,752	7,038	4,500	214

Personnel costs	2,908	2,544	232	132
Agent commissions	2,008	2,008	—	—
Other operating expenses	1,521	1,242	146	133
Benefits & other policy reserve changes	3,553	—	3,553	—
Market risk benefit (gains) losses	95	—	95	—
Depreciation and amortization	593	154	412	27
Provision for title claim losses	207	207	—	—
Interest expense	174	—	97	77
Total expenses	11,059	6,155	4,535	369

Pre-tax earnings (loss) from continuing operations	$693	$883	$(35)	$(155)

Income tax expense (benefit)	192	181	23	(12)
Earnings (loss) from equity investments	17	17	—	—
Non-controlling interests	1	13	(12)	—

Net earnings (loss) attributable to common shareholders	$517	$706	$(46)	$(143)

EPS attributable to common shareholders - basic	$1.91

EPS attributable to common shareholders - diluted	$1.91

Weighted average shares - basic	270
Weighted average shares - diluted	271

FIDELITY NATIONAL FINANCIAL, INC.
YTD SEGMENT INFORMATION
(In millions, except per share data)
(Unaudited)

	Consolidated	Title	F&G	Corporate and Other
Twelve Months Ended
December 31, 2023
Net earnings (loss) attributable to common shareholders	$517	$706	$(46)	$(143)

Pre-tax earnings (loss) from continuing operations	$693	$883	$(35)	$(155)

Non-GAAP Adjustments
Recognized (gains) and losses, net	254	9	214	31
Market related liability adjustments	258	—	258	—
Purchase price amortization	108	72	22	14
Pension Retirement Charge	8	—	—	8
Cybersecurity incident	10	—	—	10
Transaction costs	9	—	3	6

Adjusted pre-tax earnings (loss)	$1,340	$964	$462	$(86)

Total non-GAAP, pre-tax adjustments	$647	$81	$497	$69
Income taxes on non-GAAP adjustments	(139)	(19)	(104)	(16)
Deferred tax asset valuation allowance	—	(8)	—	8
Non-controlling interest on non-GAAP adjustments	(63)	—	(62)	(1)
Total non-GAAP adjustments	$445	$54	$331	$60

Adjusted net earnings (loss) attributable to common shareholders	$962	$760	$285	$(83)

Adjusted EPS attributable to common shareholders - diluted	$3.55

FIDELITY NATIONAL FINANCIAL, INC.
YTD SEGMENT INFORMATION
(In millions, except per share data)
(Unaudited)

			F&G
Twelve Months Ended	Consolidated	Title		Corporate and Other
December 31, 2022
Direct title premiums	$2,858	$2,858	$—	$—
Agency title premiums	3,976	3,976	—	—
Escrow, title related and other fees	4,333	2,502	1,704	127
Total title and escrow	11,167	9,336	1,704	127

Interest and investment income	1,891	213	1,655	23
Recognized gains and losses, net	(1,493)	(443)	(1,010)	(40)
Total revenue	11,565	9,106	2,349	110

Personnel costs	3,192	2,987	157	48
Agent commissions	3,064	3,064	—	—
Other operating expenses	1,721	1,515	102	104
Benefits & other policy reserve changes	1,126	—	1,126	—
Market risk benefit (gains) losses	(182)	—	(182)	—
Depreciation and amortization	491	142	324	25
Provision for title claim losses	308	308	—	—
Interest expense	115	—	29	86
Total expenses	9,835	8,016	1,556	263

Pre-tax earnings (loss) from continuing operations	$1,730	$1,090	$793	$(153)

Income tax expense (benefit)	439	298	158	(17)
Earnings from equity investments	15	15	—	—
Non-controlling interests	12	17	(4)	(1)

Net earnings (loss) attributable to common shareholders	$1,294	$790	$639	$(135)

EPS attributable to common shareholders - basic	$4.71
EPS attributable to common shareholders - diluted	$4.67

Weighted average shares - basic	275
Weighted average shares - diluted	277

FIDELITY NATIONAL FINANCIAL, INC.
YTD SEGMENT INFORMATION
(In millions, except per share data)
(Unaudited)

	Consolidated	Title	F&G	Corporate and Other
Twelve Months Ended
December 31, 2022
Net earnings (loss) attributable to common shareholders	$1,294	$790	$639	$(135)

Pre-tax earnings (loss) from continuing operations	$1,730	$1,090	$793	$(153)

Non-GAAP Adjustments
Recognized (gains) and losses, net	600	443	117	40
Market related liability adjustments	(534)	—	(534)	—
Purchase price amortization	95	60	21	14
Transaction costs	12	—	10	2

Adjusted pre-tax earnings (loss)	$1,903	$1,593	$407	$(97)

Total non-GAAP, pre-tax adjustments	$173	$503	$(386)	$56
Income taxes on non-GAAP adjustments	(30)	(121)	104	(13)
Deferred tax asset valuation allowance	68	58	—	10
Non-controlling interest on non-GAAP adjustments	(16)	—	(15)	(1)
Total non-GAAP adjustments	$195	$440	$(297)	$52

Adjusted net earnings (loss) attributable to common shareholders	$1,489	$1,230	$342	$(83)

Adjusted EPS attributable to common shareholders - diluted	$5.38

FIDELITY NATIONAL FINANCIAL, INC.
SUMMARY BALANCE SHEET INFORMATION
(In millions)

	December 31, 2023	December 31, 2022
	(Unaudited)	(Unaudited)
Cash and investment portfolio	$58,816	$47,656
Goodwill	4,830	4,635
Title plant	418	416
Total assets	80,614	65,143
Notes payable	3,887	3,238
Reserve for title claim losses	1,770	1,810
Secured trust deposits	731	862
Accumulated other comprehensive (loss) earnings	(2,119)	(2,870)
Non-controlling interests	552	453
Total equity and non-controlling interests	7,460	6,569
Total equity attributable to common shareholders	6,908	6,116

Non-GAAP Measures and Other Information

Title Segment

The table below reconciles pre-tax title earnings to adjusted pre-tax title earnings.

	Three Months Ended		Twelve Months Ended
(Dollars in millions)	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Pre-tax earnings	$245	$239	$883	$1,090
Non-GAAP adjustments before taxes
Recognized (gains) and losses, net	(65)	(29)	9	443
Purchase price amortization	18	17	72	60
Total non-GAAP adjustments	(47)	(12)	81	503
Adjusted pre-tax earnings	$198	$227	$964	$1,593
Adjusted pre-tax margin	11.8%	12.3%	13.7%	16.7%

FIDELITY NATIONAL FINANCIAL, INC.
QUARTERLY OPERATING STATISTICS
(Unaudited)

	Q4 2023	Q3 2023	Q2 2023	Q1 2023	Q4 2022	Q3 2022	Q2 2022	Q1 2022
Quarterly Opened Orders ('000's except % data)
Total opened orders*	257	318	347	308	266	363	443	522
Total opened orders per day*	4.1	5.0	5.4	5.0	4.3	5.7	6.9	8.6
Purchase % of opened orders	78%	80%	79%	78%	76%	76%	75%	62%
Refinance % of opened orders	22%	20%	21%	22%	24%	24%	25%	38%
Total closed orders*	192	224	233	188	216	278	348	380
Total closed orders per day*	3.1	3.6	3.6	3.0	3.5	4.3	5.4	6.2
Purchase % of closed orders	80%	80%	81%	78%	76%	76%	71%	55%
Refinance % of closed orders	20%	20%	19%	22%	24%	24%	29%	45%

Commercial (millions, except orders in '000's)
Total commercial revenue	$294	$263	$263	$241	$344	$381	$436	$374
Total commercial opened orders	43.7	49.1	50.2	48.5	44.9	54.8	64.2	66.1
Total commercial closed orders	26.3	25.6	27.7	24.7	30.5	35.2	39.7	37.4

National commercial revenue	$161	$128	$128	$118	$173	$191	$220	$196
National commercial opened orders	18.0	18.9	19.3	18.5	17.8	22.1	26.7	27.5
National commercial closed orders	9.8	9.2	9.9	8.5	11.9	14.0	15.3	14.6

Total Fee Per File
Fee per file	$3,806	$3,618	$3,598	$3,446	$3,649	$3,621	$3,557	$2,891
Residential fee per file	$2,889	$2,861	$2,897	$2,601	$2,542	$2,697	$2,695	$2,188
Total commercial fee per file	$11,200	$10,300	$9,500	$9,800	$11,300	$10,800	$11,000	$10,000
National commercial fee per file	$16,400	$13,900	$12,900	$13,900	$14,600	$13,600	$14,400	$13,400

Total Staffing
Total field operations employees	9,900	10,400	10,600	10,400	10,700	12,000	12,700	13,400

Actual title claims paid ($ millions)	$64	$69	$67	$62	$79	$65	$55	$54

Title Segment (continued)

FIDELITY NATIONAL FINANCIAL, INC.
MONTHLY TITLE ORDER STATISTICS

	Direct Orders Opened *		Direct Orders Closed *
Month	/ (% Purchase)		/ (% Purchase)
October 2023	101,000	78%	70,000	80%
November 2023	75,000	79%	54,000	80%
December 2023	81,000	78%	68,000	79%

Fourth Quarter 2023	257,000	78%	192,000	80%

	Direct Orders Opened *		Direct Orders Closed *
Month	/ (% Purchase)		/ (% Purchase)
October 2022	102,000	76%	78,000	75%
November 2022	87,000	77%	68,000	77%
December 2022	77,000	75%	70,000	78%

Fourth Quarter 2022	266,000	76%	216,000	76%
* Includes an immaterial number of non-purchase and non-refinance orders

F&G Segment

The table below reconciles net earnings (loss) attributable to common shareholders to adjusted net earnings attributable to common shareholders. The F&G Segment is reported net of noncontrolling minority interest.

	Three Months Ended		Twelve Months Ended
(Dollars in millions)	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Net earnings attributable to common shareholders	$(251)	$(172)	$(46)	$639
Non-GAAP adjustments(1):
Recognized (gains) losses, net	114	136	214	117
Market related liability adjustments	353	217	258	(534)
Purchase price amortization	6	5	22	21
Transaction costs	—	2	3	10
Income taxes on non-GAAP adjustments	(99)	(54)	(104)	104
Non-controlling interest on non-GAAP adjustments	(59)	(15)	(62)	(15)
Adjusted net earnings (loss) attributable to common shareholders(1)	$64	$119	$285	$342

•Adjusted net earnings of $64 million for the fourth quarter of 2023 include $93 million, or $0.34 per share, of investment income from alternative investments and $16 million, or $0.06 per share, of significant expense items. Alternative investments investment income based on management’s long-term expected return of approximately 10% was $124 million, or $0.45 per share.

•Adjusted net earnings of $119 million for the fourth quarter of 2022 included $39 million, or $0.14 per share, of investment income from alternative investments and $55 million, or $0.20 per share, one-time tax benefit from carryback of capital losses. Alternative investments investment income based on management’s long-term expected return of approximately 10% was $107 million, or $0.39 per share.

•Adjusted net earnings of $285 million for the twelve months ended December 31, 2023 included $343 million, or $1.26 per share, of investment income from alternative investments and $43 million, or $0.16 per share, of net significant expense items. Alternative investments investment income based on management’s long-term expected return of approximately 10% was $473 million, or $1.74 per share.

•Adjusted net earnings of $342 million for the twelve months ended December 31, 2022 included $200 million, or $0.72 per share, of investment income from alternative investments, $66 million, or $0.24 per share, of gain from actuarial assumption updates, $17 million, or $0.06 per share, net tax benefits and $13 million, or $0.05 per share, net CLO redemption gains and other income and expense items. Alternative investments investment income based on management’s long-term expected return of approximately 10% was $413 million, or $1.49 per share.

F&G Segment (continued)

The table below provides a summary of sales highlights.

	Three Months Ended		Twelve Months Ended
(In millions)	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Total annuity sales	$2,895	$2,441	$9,765	$8,294
Indexed universal life sales	39	35	156	127
Funding agreements (FABN/FHLB)	385	—	1,256	1,443
Pension risk transfer	764	243	1,976	1,390
Gross sales(1)	$4,083	$2,719	$13,153	$11,254
Sales attributable to flow reinsurance to third parties	(1,534)	(808)	(3,915)	(2,248)
Net Sales(1)	$2,549	$1,911	$9,238	$9,006

Footnotes:
1.Non-GAAP financial measure. See the Non-GAAP Measures section below for additional information.

DEFINITIONS
The following represents the definitions of non-GAAP measures used by the Company.

Adjusted Net Earnings Attributable to Common Shareholders (Adjusted Net Earnings)

Adjusted net earnings is a non-GAAP economic measure we use to evaluate financial performance each period. Adjusted net earnings is calculated by adjusting net earnings (loss) attributable to common shareholders to eliminate:
i.Recognized (gains) and losses, net: the impact of net investment gains/losses, including changes in allowance for expected credit losses and other than temporary impairment (“OTTI”) losses, recognized in operations; and the effect of changes in fair value of the reinsurance related embedded derivative and other derivatives, including interest rate swaps and forwards;
ii.Market related liability adjustments: the impacts related to changes in the fair value, including both realized and unrealized gains and losses, of index product related derivatives and embedded derivatives, net of hedging cost; the impact of initial pension risk transfer deferred profit liability losses, including amortization from previously deferred pension risk transfer deferred profit liability losses; and the changes in the fair value of market risk benefits by deferring current period changes and amortizing that amount over the life of the market risk benefit;
iii.Purchase price amortization: the impacts related to the amortization of certain intangibles (internally developed software, trademarks and value of distribution asset (“VODA”)) recognized as a result of acquisition activities;
iv.Transaction costs: the impacts related to acquisition, integration and merger related items;
v.Certain income tax adjustments: the impacts related to unusual tax items that do not reflect our core operating performance such as the establishment or reversal of significant deferred tax asset valuation allowances in our Title and Corporate and Other segments;
vi.Other “non-recurring,” “infrequent” or “unusual items”: Management excludes certain items determined to be “non-recurring,” “infrequent” or “unusual” from adjusted net earnings when incurred if it is determined these expenses are not a reflection of the core business and when the nature of the item is such that it is not reasonably likely to recur within two years and/or there was not a similar item in the preceding two years;
vii.Income taxes: the income tax impact related to the above mentioned adjustments is measured using an effective tax rate, as appropriate by tax jurisdiction; and
viii.Non-controlling interest on non-GAAP adjustments: the portion of the non-GAAP adjustments attributable to the equity interest of F&G that FNF does not own

While these adjustments are an integral part of the overall performance of FNF, market conditions and/or the non-operating nature of these items can overshadow the underlying performance of the core business. Accordingly, management considers this to be a useful measure internally and to investors and analysts in analyzing the trends of our operations. Adjusted net earnings should not be used as a substitute for net earnings (loss). However, we believe the adjustments made to net earnings (loss) in order to derive adjusted net earnings provide an understanding of our overall results of operations.

Assets Under Management (AUM)

AUM is comprised of the following components and is reported net of reinsurance qualifying for risk transfer in accordance with GAAP:
(i) total invested assets at amortized cost, excluding investments in unconsolidated affiliates and derivatives;
(ii) investments in unconsolidated affiliates at carrying value;
(iii) related party loans and investments;
(iv) accrued investment income;
(v) the net payable/receivable for the purchase/sale of investments; and
(vi) cash and cash equivalents excluding derivative collateral at the end of the period.
Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the size of our investment portfolio that is retained.

AUM before Flow Reinsurance

AUM before Flow Reinsurance is comprised of components consistent with AUM, but also includes flow reinsured assets.

Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the size of our investment portfolio including reinsured assets.

Average Assets Under Management (AAUM)

AAUM is calculated as AUM at the beginning of the period and the end of each month in the period, divided by the total number of months in the period plus one.

Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the rate of return on retained assets.

Sales

Annuity, IUL, funding agreement and non-life contingent PRT sales are not derived from any specific GAAP income statement accounts or line items and should not be viewed as a substitute for any financial measure determined in accordance with GAAP. Sales from these products are recorded as deposit liabilities (i.e. contractholder funds) within the Company's consolidated financial statements in accordance with GAAP. Life contingent PRT sales are recorded as premiums in revenues within the consolidated financial statements. Management believes that presentation of sales, as measured for management purposes, enhances the understanding of our business and helps depict longer term trends that may not be apparent in the results of operations due to the timing of sales and revenue recognition.